EXHIBIT 10.1

Amendment No. 2

to the

Employment Agreement

between

X-Rite, Incorporated and Michael C. Ferrara

This Amendment No. 2 is entered into this January 30, 2006, to amend certain provisions of the Employment Agreement, dated September 30, 2003 (the “Employment Agreement”), between X-Rite, Incorporated (“X-Rite”) and Michael C. Ferrara (“Executive”), as amended pursuant to an Amendment No. 1 dated October 3, 2005. Except as expressly provided in this Amendment, the Employment Agreement remains unchanged and in full force and effect.

X-Rite and Executive hereby agree that the Employment Agreement is amended as follows:

1.	Section 4 of the Employment Agreement is amended to add the following language at the end thereof:

“Notwithstanding the preceding provisions of this Section 4, the parties acknowledge that X-Rite may terminate Executive’s role and/or duties as the Chief Executive Officer of X-Rite at any time prior to December 31, 2008, other than as a result of Executive’s death, Disability or for Cause (as defined herein), by giving written notice to Executive of the effective date of the termination (a “CEO Transition”). Following a CEO Transition, Executive shall cooperate fully in the transition of his responsibilities and duties as directed by the Board of Directors of X-Rite, and promptly resign from any position as a member of the Board of Directors of X-Rite and any of its subsidiaries. Following a CEO Transition, Executive shall, upon the reasonable request of the Board of Directors of X-Rite, provide to X-Rite consulting services during any period during which Executive receives compensation pursuant to this Section 4. Following a CEO Transition through December 31, 2008 (subject to termination for death, Disability or Cause as provided in this Agreement), Executive shall continue to receive the annual salary, annual bonuses and other fringe benefits as provided under this Agreement to which he would have been entitled had his role and/or duties as the Chief Executive Officer of X-Rite not been changed.”

2.	Section 7.d. of the Employment Agreement is amended to delete the period at the end of subsection (vi) thereof and replace it with “; or” and to add the following language at the end thereof:

“(vii) the occurrence of a CEO Transition.”

In witness whereof, X-Rite has caused this Amendment to be executed by a duly authorized corporate officer and Executive has executed this Agreement as of the date and year first above written.

X-RITE, INCORPORATED

BY:	/s/ Mary E. Chowning
Mary E. Chowning, CFO

/s/ Michael C. Ferrara
Michael C. Ferrara